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                       September 27, 2022

       Frank Smalla
       Chief Financial Officer
       BOSTON BEER CO INC
       One Design Center Place, Suite 850
       Boston, MA 02210

                                                        Re: BOSTON BEER CO INC
                                                            Form 10-K for the
fiscal year ended December 25, 2021
                                                            File No. 1-14092

       Dear Mr. Smalla:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing